Exhibit 10.2

JOINDER AND AMENDMENT AGREEMENT

THIS JOINDER AND AMENDMENT AGREEMENT (this “Agreement”) dated as of June 26, 2023, is executed by and among FF Vitality Ventures LLC (the “New Purchaser”) and the Issuer.1

WHEREAS, reference is made to the Securities Purchase Agreement, dated as of May 8, 2023 (as amended by that certain Amendment No. 1, dated as of June 26, 2023, the “Existing Securities Purchase Agreement”; the Existing Securities Purchase Agreement, as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, including pursuant to this Agreement, the “Securities Purchase Agreement”) by and among Faraday Future Intelligent Electric Inc., a Delaware corporation (the “Issuer”) and the financial institutions or other entities from time to time party thereto (each as a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Issuer intends to issue additional Notes in an aggregate principal amount of up to $40,000,000 (collectively, the “New Notes”), and enter into certain other amendments to the terms of the Existing Securities Purchase Agreement applicable to the purchase of the New Notes by the New Purchaser as set forth herein.

WHEREAS, the New Purchaser desires to become a “Purchaser” under the Securities Purchase Agreement in connection with such New Notes.

WHEREAS, in accordance with the provisions contained herein, the New Purchaser hereby agrees, or hereby agrees to cause FF Simplicity Ventures LLC or its permitted assigns, to commit to exercise $20,000,000 Tranche B Notes (as defined in the Secured SPA) on the date hereof, with funding of 75% of such amount within 5 Business Days of the date hereof and the remaining 25% of such amount within 3 Business Days of the first funding.

WHEREAS, each of the Closing Date Purchasers (as defined below) and certain of those Purchasers under the Secured SPA have executed and delivered on the date hereof, a consent to the provisions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1. Joinder. Upon the occurrence of the Amendment Effective Date (as defined herein) (i) the New Purchaser acknowledges and agrees that it shall become a Purchaser under the Securities Purchase Agreement of the New Notes and shall have all of the rights and obligations of a Purchaser under the Securities Purchase Agreement and the other Financing Documents, including without limitation, all voting rights associated with such New Notes, all rights to receive interest on such New Notes and all fees with respect to such New Notes and other rights of a Purchaser under the Securities Purchase Agreement and the other Financing Documents with respect to such New Notes, in each case subject to the satisfaction on each Funding Date (as defined herein) of the closing conditions applicable to the purchase of such New Notes set forth in the Securities Purchase Agreement and (ii) parties hereto agree that the New Notes shall be “Notes” under the Securities Purchase Agreement for all purposes thereunder and (iii) this Agreement shall be a “Transaction Document” under the Securities Purchase Agreement.

[1]	Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Securities Purchase Agreement.

Section 2. Representations, Warranties and Agreements of the New Purchaser. The New Purchaser makes and confirms to the other Purchasers all of the representations, warranties and covenants of a Purchaser under the Securities Purchase Agreement; provided, however, that the New Purchaser is making those representations and warranties contained in Article 13 of the Securities Purchase Agreement solely with respect to itself (and not with respect to any other Purchaser). Without limiting the foregoing, the New Purchaser (a) represents and warrants that (i) it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (ii) it is not (1) a natural person, (2) a Disqualified Purchaser or (3) the Issuer or an Affiliate of the Issuer and (iii) it meets all the requirements to be an assignee under Section 12.6 of the Securities Purchase Agreement (subject to such consents, if any, as may be required under Section 12.6 of the Securities Purchase Agreement); (b) confirms that it has received copies of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it has and will, independently and without reliance upon any other Purchaser and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in evaluating the New Notes, the other Financing Documents, the creditworthiness of the Issuer and the value of the assets of the Issuer, and taking or not taking action under the Financing Documents; (d) agrees that, by this Agreement, the New Purchaser has become a party to and will perform in accordance with their terms all the obligations which by the terms of the Financing Documents are required to be performed by it as a Purchaser; and (e) prior to the date hereof has delivered to the Issuer any documentation required to be delivered by it pursuant to the Securities Purchase Agreement (including (x) in the event New Purchaser is a Foreign Purchaser, the receipt by Issuer of United States Internal Revenue Service Forms W-8ECI, W-8BEN (W-8BEN-E, as applicable) or W-8IMY (as applicable), and if applicable a portfolio interest certificate and such other forms, certificates or documents, including those prescribed by the United States Internal Revenue Service, properly completed and executed by the New Purchaser, certifying as to New Purchaser’s entitlement to exemption from withholding or deduction of Taxes and (y) if New Purchaser is not a Foreign Purchaser and not an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c), a duly completed and true and accurate Internal Revenue Service Form W-9), duly completed and executed by the New Purchaser.

Section 3. Representations, Warranties and Agreements of the Issuer. Subject to the Note Waivers (including any cross-default under this Agreement or the Securities Purchase Agreement, in each case, that may arise as a matter of any Default or Event of Default under the Secured SPA), the Issuer makes and confirms to the New Purchaser as of the date hereof all of the representations, warranties and covenants of Issuer under the Securities Purchase Agreement. Notwithstanding anything to the contrary in any of the Secured SPA or the Securities Purchase Agreement, the Purchasers under the Securities Purchase Agreement (including the New Purchaser) and the Purchasers under the Secured SPA, party hereto, acknowledge and agree that the Issuer does not have sufficient authorized or registered shares to serve as Underlying Shares for the Notes (as defined in the Secured SPA), Notes (including the New Notes) or related Warrants (as defined in each of the Secured SPA and Securities Purchase Agreement, respectively) and that the Issuer shall not be deemed in breach of any of the Secured SPA, or related Notes and Warrants, or the Securities Purchase Agreement, or related Notes and Warrants, as a result thereof.

Section 4. Other Agreements, Waivers and Amendments. Nothwithstanding any provision to the contrary contained in the Securities Purchase Agreement, the parties hereto agree as follows, effective as of the Amendment Effective Date:

(a)	New Notes.

(i)	Agreement to Fund New Notes. The New Purchaser hereby agrees to make fundings under the New Notes in accordance with the terms of the New Notes that are executed and delivered to the New Purchaser by the Issuer on the date hereof, which shall be substantially in the form of Exhibit C to the Securities Purchase Agreement, subject to any differences described below and the Issuer complying in all material respects with any covenants set forth in this Agreement (including, without limitation, Section 4(k) below), and such New Notes shall constitute Notes for all purposes of the Securities Purchase Agreement.

(ii)	Conversion Price. Section 3(b) of the New Notes shall provide for: “The conversion price in effect on any Conversion Date shall be $0.8925 subject to adjustment as set forth herein (the “Conversion Price”).”

(iii)	Transfer Restriction. Section 3(f) of the New Notes shall be amended and restated as follows: “Notwithstanding anything to the contrary in this Note, the shares of Common Stock underlying the principal amount of this Note funded at each such Closing may be directly or indirectly transferred, sold or otherwise disposed of. For the avoidance of doubt, nothing in this Section 3(f) shall restrict the ability of the Holder to pledge shares of Common Stock issued upon conversion of this Note.”

(iv)	Floor Price. The Floor Price in the New Notes shall be amended and restated to mean $0.05 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions occurring thereafter) (or such lower amount as may be permitted by the principal Trading Market of the Common Stock from time to time).

(v)	Closing Conditions. The definition of Closing Conditions in the New Notes shall be amended and restated to mean “receipt by the Issuer of (a) an effective Registration Statement with respect to the Underlying Shares for such Closing under the Securities Purchase Agreement and (b) the Issuer shall have reserved the Required Reserve Amount (as defined in Section 4(k) of that certain Joinder and Amendment Agreement, by and among the Holder and the Issuer, dated June 26, 2023 (the “Joinder”)) of shares of Common Stock underlying the Applicable Notes (as defined in the Joinder, including any New Notes to be issued at such applicable Closing) as required pursuant to Section 4(k) of the Joinder in full as of such Closing Date.”

(vi)	Beneficial Ownership Limitation. The definition of Beneficial Ownership Limitation contained in paragraph 3(d) of the New Notes shall be amended and restated to mean “The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note. The Holder, upon notice to the Issuer, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 3(d);, provided that the Beneficial Ownership Limitation in no event exceeds 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by the Holder and the Beneficial Ownership Limitation provisions of this Section 3(d) shall continue to apply.”

(vii)	Notwithstanding anything to the contrary contained in this Agreement or the Securities Purchase Agreement, the terms and conditions of the New Notes can not be amended, modified, supplemented or amended and restated without the consent of the New Purchaser.

(b)	Funding Dates. In accordance with the introductory paragraph of the New Notes, the New Purchaser hereby commits to fund to the Issuer the amount set forth below on each of the respective following dates (each, a “Funding Date” and the commitments to fund under such New Notes, the “New Notes Commitments”):

(i)	$5 million in principal amount under the New Notes within five (5) Business Days after the satisfaction of the Closing Conditions or such earlier Business Day as designated by the Holder by notice to the Issuer (the “First Closing”);

(ii)	$5 million in principal amount under the New Notes within fifteen (15) Business Days after the First Closing (the “Second Closing”);

(iii)	$5 million in principal amount under the New Notes within fifteen (15) Business Days after the Second Closing (the “Third Closing”);

(iv)	$5 million in principal amount under the New Notes within fifteen (15) Business Days after the satisfaction of the Closing Conditions (the “Fourth Closing”);

(v)	$5 million in principal amount under the New Notes within fifteen (15) Business Days after the Fourth Closing (the “Fifth Closing”);

(vi)	$5 million in principal amount under the New Notes within fifteen (15) Business Days after the Fifth Closing (the “Sixth Closing”);

(vii)	$5 million in principal amount under the New Notes within fifteen (15) Business Days after the Sixth Closing (the “Seventh Closing”); and

(viii)	$5 million in principal amount under the New Notes within fifteen (15) Business Days after the Seventh Closing (the “Eighth Closing”).

(c)	Specific Amendments and Waivers. The Purchasers hereby agree to amend and/or amend and restate, as applicable, the following provisions of the Existing Securities Purchase Agreement as follows:

(i)	Additional Defined Terms.

“First Amendment” means, that certain Amendment No. 1, dated as of June 26, 2023 by and among the Issuer and the Closing Date Purchasers.

“Joinder Amendment” means, the Joinder and Amendment Agreement, entered into by the Issuer, the Purchasers (including the New Purchaser) on the Amendment Effective Date.

“Amendment Effective Date” has the meaning set forth in the Joinder Amendment.

“Closing Date Purchasers” means Metaverse Horizon Limited, a British Virgin Islands company and V W Investment Holding Limited, a British Virgin Islands company.

“New Notes” has the meaning set forth in the Joinder Amendment.

“New Notes Commitments” has the meaning set forth in the Joinder Amendment.

“New Purchaser” has the meaning set forth in the Joinder Amendment.

(d)	Commitment Annex. The Commitment Annex to the Existing Securities Purchase Agreement is amended and restated in its entirety in the manner set forth on Schedule 1 attached hereto.

(e)	Optional Purchase of Additional Notes. Section 2.1(d) of the Existing Securities Purchase Agreement is hereby amended and restated in its entirety as follows:

“(1) Each Closing Date Purchaser has the option upon written notice to the Issuer to purchase from time to time for twelve (12) months from the Closing Date and (2) the New Purchaser has the option upon written notice to the Issuer to purchase from time to time for twelve (12) months from the Amendment Effective Date, in each case, additional convertible senior unsecured notes and warrants on the same terms as the Notes, and if such option is exercised, the Issuer shall issue to such Purchaser additional convertible senior unsecured notes and warrants on the same terms as the Notes in an amount not to exceed 50% (or with the prior written consent of the Issuer, the Issuer shall issue to such Purchaser additional convertible senior unsecured notes and warrants on the same terms as the Notes in an amount not to exceed 100%) of the initial principal amount of the Notes issued to such Purchaser pursuant to Section 2.1(a) and purchased for cash (each of the foregoing clauses (1) and (2), collectively, the “Additional Notes”).”

(f)	Conditions to Funding the New Notes. The obligation of the New Purchaser to fund amounts under the New Notes on each Funding Date shall be subject solely to the satisfaction or waiver the Closing Conditions (as defined in the New Note and amended hereby).

(g)	Additional Commitments Under the Securities Purchase Agreement. FF Simplicity Ventures LLC or a permitted assign (“FFSV”) hereby agrees to exercise its option to purchase $20,000,000 of Tranche B Notes in accordance with the terms of the Secured SPA subject to the funding timeline set forth in this Agreement and satisfaction of the Tranche B Closing Conditions. If FFSV exercises its option to invest another $10,000,000 of Tranche B Notes in accordance with the terms of the Secured SPA on or prior to the later of (x) August 1, 2023 and (y) four (4) Business Days after the shareholder meeting for the Shareholder Approval, then the Issuer hereby agrees, in accordance with the provisions contained herein, to enter into a subsequent amendment to the Securities Purchase Agreement whereby the New Purchaser will invest another $20,000,000 in New Notes subject to terms substantially identical to those provided for in the Securities Purchase Agreement in effect on the date hereof and this Agreement (including, without limitation, the funding date timeline). The Tranche B Closing Conditions shall mean the following: (i) deliver a Warrant registered in the name of FFSV to FFSV to purchase up to a number of shares of Common Stock equal to 33% of FFSV’s Conversion Shares on the Closing Date with an exercise price equal to $0.8925, (ii) deliver to FFSV the applicable Tranche B Note, (iii) subject to the Note Waivers, no Default or Event of Default exists and (iv) subject to the Note Waivers, the representations and warranties in the Financing Documents are true and correct in all material respects (without duplication of any materiality qualifier) both before and after giving effect to such Tranche B Note. Notwithstanding anything to the contrary in any of the Secured SPA or the Securities Purchase Agreement, the Purchasers under the Securities Purchase Agreement (including the New Purchaser) and the Purchasers under the Secured SPA, party hereto, acknowledge and agree that the Issuer does not have sufficient authorized or registered shares to serve as Underlying Shares for the Notes (as defined in the Secured SPA), Notes (including the New Notes) or related Warrants (as defined in each of the Secured SPA and Securities Purchase Agreement, respectively) and that the Issuer shall not be deemed in breach of any of the Secured SPA, or related Notes and Warrants, or the Securities Purchase Agreement, or related Notes and Warrants, as a result thereof.

(h)	Amendment to Warrant. Beneficial Ownership Limitation. The definition of Beneficial Ownership Limitation contained in paragraph 2(e) of the Warrants issued to New Purchaser in connection with the issuance of the New Notes shall be amended and restated to mean “The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon the exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e); provided that the Beneficial Ownership Limitation in no event exceeds 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 2(e) shall continue to apply.”

(i)	Amendments to Secured SPA; Exchanges. In accordance with the provisions of the Secured SPA and Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), the New Purchaser hereby agrees on behalf of its Affiliates, that after the date hereof, FFSV may deliver written notice (each, an “Exchange Notice”, and the date of such applicable Exchange Notice, each, an “Exchange Date”) to exchange (each, an “Exchange”) any Tranche B Notes, in whole or in part (each, an “Exchanging Note”, and such outstanding amounts thereunder, each, an “Exchanging Amount”), for either (x) Tranche D Notes (as defined in the Secured SPA), and/or (y) any Additional Note under the Securities Purchase Agreement, as applicable (as set forth in such applicable Exchange Notice, each a “New Exchange Note”, and as converted, each a “New Exchange Conversion Share”) as follows:

(i)	General. Each Exchange shall automatically be deemed to be consummated on the corresponding Exchange Date, without any further action by any Person, and, upon the delivery by FFSV to the Issuer of such Exchange Notice, FFSV shall automatically be deemed to have exchanged the applicable Exchanging Amount of the applicable Exchanging Note for a New Exchange Note with an aggregate amount outstanding equal to the Exchanging Amount. The Issuer shall deliver a convertible note certificate evidencing such New Exchange Note to FFSV (or its designee) by no later than the fourth (4th) Trading Day after the Exchange Date (or such other date as FFSV and the issuer shall mutually agree). For the avoidance of doubt, FFSV shall automatically be deemed to be the holder of the applicable New Exchange Note upon such applicable Exchange Date, with full power to convert, redeem or otherwise enforce the terms and conditions of the New Exchange Note on or after such Exchange Date, whether or not the Issuer shall have delivered the convertible note certificate evidencing such New Exchange Note to FFSV (or its designee) on or prior to such date of determination.

(ii)	Effect of Exchange on Secured SPA or Securities Purchase Agreement. The consummation of an Exchange shall reduce FFSV’s optionality for Tranche D Notes and/or Additional Notes, as applicable, under the Secured SPA or Securities Purchase Agreement, respectively, as applicable, for such corresponding Exchanging Amount and restore such optionality for the Tranche B Notes in accordance with the terms of the Secured SPA in effect as of the date hereof.

(iii)	The Issuer acknowledges and agrees that (assuming FFSV is not then an affiliate of the Issuer) (i) the holding period of the New Exchange Notes (and upon conversion of the New Exchange Notes, the New Exchange Conversion Shares) shall commence at the original issuance of such corresponding Exchanging Note and shall not be re-set in connection with such applicable Exchange and (ii) the Issuer is not aware of any other event reasonably likely to occur that would reasonably be expected to result in the New Exchange Conversion Shares becoming ineligible to be resold by FFSV without restriction under applicable law, rules and regulations at such time as Rule 144 would otherwise had been initially available by FFSV to be used for the resale of the Exchanging Note. For the avoidance of doubt, and for purposes of Rule 144, the Issuer acknowledges and agrees that the holding period of the New Exchange Notes (and upon conversion of the New Exchange Notes, the New Exchange Conversion Shares) may be tacked onto the holding period of the Exchanging Notes, and the Issuer agrees not to take a position contrary to this Section 4(i)(iii).

(iv)	Additional Representations Solely with Respect to each Exchange. As of each Exchange Date, the Issuer shall be deemed to have represented and warranted to FFSV as follows:

i.	No Commission; No Other Consideration. No brokerage or finder’s fees or commissions are or will be payable by the Issuer or any Subsidiaries to any broker, financial advisor or consultant, finder, placement agent investment banker, bank or other Person in connection with the Exchange. The Issuer has not paid or given, and has not agreed to pay or give, directly or indirectly, any commission or other remuneration for soliciting (or otherwise in connection with) the Exchange (including, without limitation, to the Placement Agent). The applicable Exchange Amount of the Exchanging Note is the sole consideration being conveyed to the Issuer for the issuance of the applicable New Exchange Note (and upon conversion of such New Exchange Note, the New Exchange Conversion Shares) and no other consideration has or will be paid for such New Exchange Note.

ii.	3(a)(9) Representation. The Issuer has not, nor has any person acting on its behalf, directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the Exchange and the issuance of the applicable New Exchange Note (and upon conversion of such New Exchange Notes, the New Exchange Conversion Shares) pursuant to such Exchange to be integrated with prior offerings by the Issuer for purposes of the Securities Act, which would prevent the Issuer from delivering such applicable New Exchange Note (and upon conversion of such New Exchange Note, the New Exchange Conversion Shares) to the Holder pursuant to Section 3(a)(9) of the Securities Act, nor will the Issuer take any action or steps that would cause the applicable Exchange, issuance and delivery of such New Exchange Note (and upon conversion of such New Exchange Note, the New Exchange Conversion Shares) to be integrated with other offerings to the effect that the delivery of such New Exchange Note (and upon conversion of such New Exchange Note, the New Exchange Conversion Shares) to FFSV would be seen not to be exempt pursuant to Section 3(a)(9) of the 1933 Act.

iii.	No Third-Party Advisors. Other than legal counsel, the Issuer has not (and will not have) engaged any third parties to assist in the solicitation with respect to the Exchange.

(j)	Amendments to certain Notes issued under the Secured SPA.

(i)	The Floor Price in each of the Notes issued to FFSV or one of its Affiliates under the Secured SPA shall be amended and restated as $0.05 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions occurring thereafter) (or such lower amount as may be permitted by the principal Trading Market of the Common Stock from time to time).

(k)	Reservation of Shares. Notwithstanding anything in any agreement of the Issuer to the contrary, at any time any Tranche A Notes, Tranche B Notes, Tranche C Notes or Tranche D Notes remain outstanding (and any New Notes, Additional Notes and/or New Exchange Notes then outstanding or then issuable in connection with a transaction in which such determination is being made) (collectively, the “Applicable Notes”), the Issuer shall use reasonable best efforts to at all times have authorized, and reserved for the purpose of issuance, no less than 100% of the maximum number of shares of Common Stock issuable upon conversion of all the Applicable Notes then outstanding and any New Notes, Additional Notes and/or New Exchange Notes then issuable in connection with a transaction in which such determination is being made (assuming for purposes hereof that any conversion of any Applicable Note shall not take into account any limitations on the conversion of such Applicable Note set forth in such Applicable Note), (collectively, the “Required Reserve Amount”); provided that at no time shall the number of shares of Common Stock reserved pursuant to this Section 4(k) be reduced other than proportionally in connection with any conversion, exchange and/or redemption, as applicable of such Applicable Note. If at any time the number of shares of Common Stock authorized and reserved for issuance is not sufficient to meet the Required Reserve Amount, the Issuer will use reasonable best efforts to promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders to authorize additional shares to meet the Issuer’s obligations pursuant to this Agreement, in the case of an insufficient number of authorized shares, obtain stockholder approval of an increase in such authorized number of shares, and voting the management shares of the Issuer in favor of an increase in the authorized shares of the Issuer to ensure that the number of authorized shares is sufficient to meet the Required Reserve Amount.

Section 5. Address and Payment Instructions. The New Purchaser specifies as its address for notices and its lending office for all Notes the offices set forth below:

Notice Address:

FF Vitality Ventures LLC

17 State Street, Suite 2100

New York, NY 10004

Attention: Antonio Ruiz-Gimenez

Telephone: (917) 692-3976

Email: operations@atwpartners.com

All payments to the New Purchaser under the Securities Purchase Agreement shall be made as provided in the Securities Purchase Agreement in accordance with separate instructions delivered to the New Purchaser.

Section 6. Fees and Expenses.

(a)	Upon the occurrence of the Amendment Effective Date, the Issuer hereby agrees to pay the New Purchaser a one-time $300,000 working fee for the reimbursement of costs and expenses in connection with diligence and transactions contemplated hereby, which fee shall be paid by allowing the New Purchaser to net fund any New Notes issued on the Amendment Effective Date.

(b)	The Issuer hereby agrees to reimburse the New Purchaser for reasonable and documented out-of-pocket legal expenses incurred in connection with this Agreement, the Secured SPA and the transaction related thereto in an amount not to exceed $350,000 which shall be paid by allowing the New Purchaser to net fund any New Notes issued on the Amendment Effective Date.

Section 7. Effectiveness of Agreement. This Agreement shall be effective on the date (the “Amendment Effective Date”) that each of the following conditions are satisfied or waived by the New Purchaser:

(a)	this Agreement shall have been executed by the Issuer, New Purchaser, and each of the Closing Date Purchasers;

(b)	the Issuer has delivered to the New Purchaser fully executed copies of all New Notes in an aggregate principal amount of the New Purchaser’s New Note Commitments;

(c)	subject to the Note Waivers (including any cross-default under this Agreement or the Securities Purchase Agreement, in each case, that may arise as a matter of any Default or Event of Default under the Secured SPA), no Default or Event of Default exists; and

(d)	subject to the Note Waivers (including any cross-default under this Agreement or the Securities Purchase Agreement, in each case, that may arise as a matter of any Default or Event of Default under the Secured SPA), the representations and warranties contained in the Financing Documents are true and correct in all material respects (without duplication of any materiality qualifier) as of such date.

Section 8. Additional Agreements of Issuer. The Issuer hereby agrees that the New Purchaser shall be a Purchaser under the Securities Purchase Agreement and shall be issued Notes as set forth herein. The Issuer agrees that the New Purchaser shall have all of the rights and remedies of a Purchaser under the Securities Purchase Agreement and the other Financing Documents as if the New Purchaser were an original Purchaser under and signatory to the Securities Purchase Agreement. Further, for so long as the New Purchaser remains a Purchaser under the Securities Purchase Agreement, it shall be entitled to the indemnification provisions from the Issuer in favor of the Purchasers as provided in the Securities Purchase Agreement and the other Financing Documents.

Section 9. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 10. Counterparts. This Agreement may be executed in any number of counterparts each of which, when taken together, shall constitute one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile transmission or by electronic mail as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart hereof.

Section 11. Headings. Section headings have been inserted herein for convenience only and shall not be construed to be a part hereof.

Section 12. Amendments; Waivers. This Agreement may not be amended, changed, waived or modified except by a writing executed by the New Purchaser and the Issuer, except that the New Purchaser may elect to unilaterally waive, in its sole discretion, any of the conditions set forth herein or otherwise waive or modify terms hereof in accordance Section 12.5 of the Securities Purchase Agreement. Any waiver of any provision of this Agreement or any other Financing Document shall be effective only in the specific instance and for the specific purpose for which it is given. No delay on the part of the New Purchaser in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.

Section 13. Binding Effect. This Agreement shall be binding upon the New Purchaser, and its successors and permitted assigns and shall inure to the benefit of the Issuer, and the Purchasers, and their respective successors and permitted assigns. For the avoidance of doubt, New Purchaser shall be permitted to assign its rights and obligations hereunder to any party in accordance with the terms of the Securities Purchase Agreement.

Section 14. Definitions. Terms not otherwise defined herein are used herein with the respective meanings given them in the Securities Purchase Agreement.

Section 15. Entire Agreement. This Agreement embodies the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior arrangements and understandings relating to the subject matter hereof. In the event of a conflict between this Agreement and the Securities Purchase Agreement, this Agreement shall control.

Section 16. Consent. Each of the Closing Date Purchasers hereby consent to all of the terms provided in this Agreement, in all respects, for all purposes under the Securities Purchase Agreement.

Section 17. Adjustments to Conversion and Exercise Prices. For the avoidance of doubt, nothing contained herein, or in the specific amendments with respect to the Secured SPA, the Notes under the Securities Purchase Agreement or the Notes under the Secured SPA, as applicable, shall trigger any adjustment to the conversion or exercise price under the Notes or Warrants under the Secured SPA and Securities Purchase Agreement. Furthermore, each of Senyun International Ltd., FFSV and FF Prosperity Ventures LLC, hereby waive any such rights to any adjustment to the conversion or exercise price in each of the Secured SPA and/or the Securities Purchase Agreement, as applicable, and the related Notes and Warrant.

Section 18. Disclosure of Transaction. The Issuer shall, on or before 8:30 a.m., New York City time, on the date immediately following the date of this Agreement, file a Current Report on Form 8-K describing the terms of the transactions contemplated hereby in the form required by the 1934 Act and attaching this Agreement, to the extent they are required to be filed under the 1934 Act, that have not previously been filed with the Securities and Exchange Commission by the Issuer (including, without limitation, this Agreement) as exhibits to such filing (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing, the Issuer shall have disclosed all material, non-public information (if any) provided up to such time to the Purchasers under the Securities Purchase Agreement and Secured SPA by the Issuer or any of its Subsidiaries or any of their respective officers, directors, employees or agents. In addition, effective upon the filing of the 8-K Filing, the Issuer acknowledges and agrees that any and all confidentiality or similar obligations under any agreement with respect to the transactions contemplated by this Agreement or as otherwise disclosed in the 8-K Filing, whether written or oral, between the Issuer, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and any of the Purchasers under the Securities Purchase Agreement and Secured SPA or any of their affiliates, on the other hand, shall terminate. Neither the Issuer, its Subsidiaries nor the Purchasers under the Securities Purchase Agreement and Secured SPA shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, the Issuer shall be entitled, without the prior approval of the Purchasers under the Securities Purchase Agreement and Secured SPA, to make a press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith or (ii) as is required by applicable law and regulations or requested by a governmental authority or self-regulatory organization (provided that in the case of clause (i) the Purchasers under the Securities Purchase Agreement and Secured SPA shall be consulted by the Issuer in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of the Purchasers under the Securities Purchase Agreement and Secured SPA (which may be granted or withheld in the Purchasers’ under the Securities Purchase Agreement and Secured SPA sole discretion), except as required by applicable law or requested by a governmental authority or self-regulatory organization, the Issuer shall not (and shall cause each of its Subsidiaries and affiliates to not) disclose the name of any Purchaser under the Securities Purchase Agreement or Secured SPA in any filing, announcement, release or otherwise.

[Signatures on following page]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date and year first written above.

FF VITALITY VENTURES LLC

By:	/s/ Antonio Ruiz-Gimenez
	Name:	Antonio Ruiz-Gimenez
	Title:	Managing Partner

[Signature Page to Joinder and Amendment Agreement]

Accepted and Agreed as of the

date first written above.

FARADAY FUTURE INTELLIGENT ELECTRIC INC., as Issuer

By:	/s/ Xuefeng Chen
Name:	Xuefeng Chen
Title:	Chief Executive Officer

[Signature Page to Joinder and Amendment Agreement]

SCHEDULE 1

Amended and Restated Commitment Annex

Purchaser	Commitment Amount
Metaverse Horizon Limited	$80,000,000
V W Investment Holding Limited	$20,000,000
FF Vitality Ventures LLC	$40,000,000
TOTAL	$140,000,000

[Signature Page to Joinder and Amendment Agreement]